Exhibit 12.1
                                                                   4/25/2006
                              ALABAMA POWER COMPANY
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2005
                       and the year to date March 31, 2006



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                                                                                                                       Three
                                                                                                                       Months
                                                                                                                       Ended
                                                                         Year ended December 31,                       March 31,
                                                -------------------------------------------------------------------------------
                                                   2001         2002         2003        2004           2005            2006
                                                -------------------------------Thousands of Dollars----------------------------
EARNINGS AS DEFINED IN ITEM 503 OF
REGULATION S-K:
Earnings before income taxes                    $ 652,467    $  770,194   $  782,220   $  819,955    $  819,515     $ 142,127
Interest expense, net of amounts capitalized      247,789       226,732      215,858      211,373       215,431        57,756
Distributions on mandatorily redeemable
        preferred securities                       24,775        24,599       15,255            0             0             0
AFUDC - Debt funds                                  9,569         6,854        6,421        6,856         8,173         2,424

                                                ----------   -----------  -----------  -----------   -----------    ----------
Earnings as defined                             $ 934,600    $1,028,379   $1,019,754   $1,038,184    $1,043,119     $ 202,307
                                                ==========   ===========  ===========  ===========   ===========    ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF
REGULATION S-K:
Interest on long-term debt                      $ 220,627    $  208,148   $  183,953   $  173,226    $  186,542     $  52,458
Interest on affiliated loans                        1,082           845          274       16,479        16,563         4,408
Interest on interim obligations                    13,556         1,160          388          465         1,063           899
Amort of debt disc, premium and expense, net       11,740        12,857       15,671       14,793        14,559         3,356
Other interest charges                             10,352        10,577       21,993       13,266         4,877          (938)
Distributions on mandatorily redeemable
        preferred securities                       24,775        24,599       15,255            0             0             0

                                                ----------   -----------  -----------  -----------   -----------    ----------
Fixed charges as defined                        $ 282,132    $  258,186   $  237,534   $  218,229    $  223,604     $  60,183
                                                ==========   ===========  ===========  ===========   ===========    ==========



RATIO OF EARNINGS TO FIXED CHARGES                  3.31          3.98         4.29         4.76          4.67          3.36

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